EXHIBIT 99.1

NEWS                                             [LOGO - EL PASO]
For Immediate Release

   EL PASO CORPORATION REPORTS FIRST QUARTER 2003 RESULTS

HOUSTON, TEXAS, MAY 13, 2003-El Paso Corporation (NYSE:EP) today reported results for the first quarter of 2003, updated its progress on its 2003 operational and financial plan, and provided further details on its plan to achieve additional debt reduction beyond 2003.

Quarterly Highlights:
* Pipeline Group and Production businesses post strong results
* Field Services results reflect $1.6 billion of asset sales in 2002 to
     El Paso Energy Partners and other third parties
*    Merchant Energy Group results reflect lower Power and
     Trading results, partially offset by higher Petroleum refining operations

First Quarter Results                  Quarter Ended March 31
(In millions, except per share          2003            2002
amounts)                             ---------       ---------

GAAP net income (loss)                $(394)            $383
Non-recurring items                     534              119
                                     --------        ---------
Pro Forma net income                  $ 140             $502

GAAP earnings (loss) per
 share-diluted                        $(.66)            $.72

Non-recurring items                      .90             .21

Pro forma earnings per               -------         ---------
share-diluted                         $  .24            $.93


                    FIRST QUARTER RESULTS

El Paso reported a net loss of $394 million, or $.66 per diluted share, for the first quarter of 2003, compared with earnings of $383 million, or $.72 per diluted share, in the first quarter of 2002. On a pro forma basis, the company had first quarter 2003 income of $140 million, or $.24 per diluted share, compared with earnings of $502 million, or $.93 per diluted share, in the first quarter of 2002.
First quarter 2003 non-recurring items total $534 million, or $.90 per diluted share, mostly attributable to impairments of assets to be sold during 2003, the write-down of El Paso's investment in Chaparral (Project
Electron) to fair market value in anticipation of its consolidation in the second quarter of 2003, and net gains on asset sales completed in the first quarter. A complete schedule of non-recurring items is attached to this release. The primary components are detailed below.

* Write-down of El Paso's equity investment in Chaparral of $153 million after-tax, or $.26 per diluted share.
* Impairment of the company's investment in the Milford power project of $64 million after-tax, or $.11 per diluted share.
* Impairment of the Eagle Point refinery of $186 million after-tax, or $.31 per diluted share. El Paso signed a letter of intent to sell this asset to Sunoco, Inc. in April.
* Cost to terminate LNG ship charters of $32 million after-tax, or $.05 per diluted share.
* Adoption of SFAS 143 related to asset retirement obligations of $22 million after-tax, or $.04 per diluted share.
* Various other items, including the impairment of the company's nitrogen business, net gains on asset sales, and restructuring costs of $77 million after-tax, or $.13 per diluted share.

"While the trading business was negatively impacted by the liquidity constraints that existed in the first quarter, we are very pleased with the performance of our pipeline, production, and midstream businesses," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso Corporation. "The combined pro forma earnings before interest and taxes (EBIT) of these businesses totaled $713 million, which is up 27 percent from the fourth quarter of 2002 and 8 percent from the first quarter of 2002. We are increasingly optimistic about the outlook for our natural gas businesses as we expect the fundamentals for the natural gas industry to remain strong for the foreseeable future.
We are also very pleased with the progress that we have made to date on our 2003 operational and financial plan. While we have more work to do, we are confident that the company is headed in the right direction, and we are determined to maximize value for our shareholders."

                FIRST QUARTER SEGMENT RESULTS
Pipeline Group
The Pipeline Group's first quarter reported EBIT was $429 million, which compares with reported EBIT of $399 million in 2002. The increase was driven by expansion projects at Southern Natural Gas and Colorado Interstate Gas (CIG), the reactivation of the Elba Island LNG facility, higher equity earnings from pipeline joint ventures, and operating efficiencies. Offsetting these benefits were the sale of CIG's production properties in July 2002, the sale of ANR
Pipeline's ownership in the Alliance pipeline system in November 2002 and lower revenues at El Paso Natural Gas.
Total pipeline throughput rose 9 percent from 2002 levels due to expansion projects and colder weather.


Pipeline Group Results           First quarter Ended March 31
(In millions)                         2003             2002
                                  ----------        ----------

GAAP Operating Income              $ 384              $ 357
Equity and Other Income               45                 42
                                  ----------         --------
Reported EBIT                      $ 429              $ 399

Total throughput (BBtu/d)         23,609             21,727

Production
Production's reported EBIT for the first quarter 2003 totaled $244 million versus $176 million in 2002. Reported results in 2003 include a $9-million impairment of an intangible asset related to Canadian properties that have been sold and $3 million in restructuring costs, while 2002 results include $33 million of ceiling test charges associated with certain international properties. First quarter equivalent production declined 24 percent due largely to significant sales of proved reserves since early
2002. The realized price for natural gas, net of hedges, rose to $4.60 per thousand cubic feet (Mcf) in 2003 from $3.46 per Mcf in 2002, while the realized price for oil, condensate, and liquids, net of hedges, rose to $27.33 from $15.68 per barrel. While total operating costs declined on an absolute dollar basis, total per-unit costs increased to an average $2.55 per thousand cubic feet equivalent (Mcfe) in the first quarter 2003 compared with $1.96 per Mcfe last year. The per-unit costs were affected by increased production taxes due largely to higher commodity prices in 2003, higher depletion costs, and increased corporate expense allocations on lower equivalent production.

The company has hedged 162 trillion British thermal units
(TBtu) or approximately 47 percent of its remaining expected 2003 natural gas production at a NYMEX price of $3.48 per million British thermal unit (MMBtu) or $3.69 per Mcf. The company expects that its 2003 realized price for natural gas will be approximately $.30 less than the NYMEX spot price due to transportation costs and regional price differentials.

Production Results                 First Quarter Ended March 31
(In millions)                           2003             2002
                                   ------------     -----------
GAAP Operating Income                   $235             $175
Equity and Other Income                    9                1
                                      --------       ----------
Reported EBIT                            244              176
Non-recurring items1                      12               33
                                      --------       ----------
Pro forma EBIT                          $256             $209

Natural gas sales volumes (MMcf)     101,743          133,266
Oil, condensate and liquids
  sales volumes (MBbls)                3,724            4,988
Total equivalent sales volumes
  (MMcfe)                            124,086          163,193
Weighted average realized
  prices:
     Natural gas ($/Mcf)               $4.60            $3.46
     Oil, condensate and liquids
     ($/Bbl)                           $27.33           $15.68

1 Non-recurring items include an intangible asset impairment on Canadian properties and restructuring costs (2003) and ceiling test charges on certain international properties (2002).


Field Services

Field Services reported EBIT of $27 million for the first quarter 2003 compared with $51 million in 2002. Reported results for 2003 include a $1-million loss on an asset sale. First quarter 2003 pro forma EBIT was lower than 2002 levels, primarily due to the sale of $1.6 billion of assets to El Paso Energy Partners (NYSE:EPN) and other third parties during 2002. The earnings contribution from El Paso Energy Partners increased to $29 million this quarter from $15 million during the first quarter of 2002. The significant decrease in gathering and transportation volumes from prior-year levels reflects the assets sales, as does the reduction in year-over-year processing volumes. Gathering and transportation rates improved in 2003 because the remaining midstream assets have a higher average per-unit rate than the assets that were sold. Processing margins improved as well, primarily due to higher natural gas liquids prices.

Field Services Results             First Quarter Ended March 31
(In millions)                         2003              2002
                                   -----------      ----------
GAAP Operating Income                $  --             $  38
Equity and Other Income                 27                13
                                    ---------        ---------
Reported EBIT                           27                51
Non-recurring items1                     1                --
                                    ---------        ---------
Pro forma EBIT                       $  28             $  51

Gathering and transportation
 volumes (BBtu/d)                      577             5,832
Weighted average gathering
 and transportation rate
 ($/MMBtu)                            $.22              $.16
Total processing volumes
 (Inlet BBtu/d)                      3,307             4,117
Weighted average processing
 margins ($/MMBtu)                    $.11              $.10
Total NGL production (Bbl/d)        97,117           162,052

1 Non-recurring item - loss on an asset sale

Merchant Energy
The Merchant Energy Group, consisting of domestic and international power, petroleum and LNG, and energy trading reported a first quarter 2003 EBIT loss of $756 million compared with EBIT of $93 million in the prior year period.
Results for 2003 include asset and equity investment impairments, LNG exit costs, net gains on asset sales, and restructuring costs while 2002 results include a $342-million impairment of equity investments in Argentina.

El Paso's power business had pro forma first quarter EBIT of $46 million versus $303 million in 2002. Last year's results benefited from domestic power plant contract restructurings as well as Project Electron management fees.

Petroleum and LNG had pro forma EBIT of $47 million in the first quarter of 2003 versus EBIT of $87 million last year.
The decrease was primarily due to a steam contract termination fee received in 2002 partially offset by improved current year refining margins at the Eagle Point and Aruba refineries.

Trading operations had a first quarter pro forma EBIT loss of $186 million compared with $45 million of EBIT in the same 2002 period. The company's tight liquidity position during the first quarter of 2003 together with the cost of exiting trading made it necessary to manage the trading business for liquidity versus earnings. For example, El Paso sold or terminated several contracts in order to eliminate the use of working capital to service these commitments, as well as to continue liquidating its portfolio pursuant to its announced decision to exit the trading business. These early liquidations resulted in an estimated loss of $34 million in the quarter.

Preserving liquidity was also a major factor in other trading losses. At the start of the quarter, the company had a sizeable portfolio of firm pipeline transportation and storage capacity that it used in conjunction with the wholesale purchase and sale of natural gas in various areas of the country. These capacity positions were hedged with financial derivatives. During the first quarter of 2003, natural gas prices were extremely volatile, and the basis spread between producing basins, such as the Gulf of Mexico, and market areas, such as New York and Boston, periodically rose to $10 per Mcf and higher. To preserve liquidity, the company at times chose not to prepay for high-priced natural gas for shipment or storage and was unable to fully offset the costs of these positions and their financial hedges, which resulted in estimated losses of $66 million in the quarter.

Because El Paso's liquidity is significantly better now due to the completion of additional asset sales and several financings, together with a substantial reduction in the size of the transportation and storage portfolios and their related hedges, these types of losses should be mitigated in the future. The overall transportation capacity portfolio was reduced by 50 percent in the quarter, from 4.4 billion cubic feet per day (Bcf/d) to 2.2 Bcf/d, while the storage portfolio was reduced by 56 percent, from 125 Bcf to 55 Bcf. El Paso continues to make substantial progress with respect to the overall liquidation of its trading book. The company's total remaining contract positions declined by 33 percent in the first quarter from approximately 40,000 positions at December 31, 2002 to 27,000 positions at March 31, 2003, and the company is still on track to reduce the remaining contracts to below 12,000 positions by year-end 2003.

Merchant Energy Results          First Quarter Ended March 31
(In millions)                           2003            2002
                                     ---------      ---------
GAAP Operating Income (Loss)         $ (514)           $ 455
Equity and Other Income (Loss)         (242)            (362)
                                     --------       ---------
Reported EBIT (Loss)                 $ (756)           $  93
Non-recurring items1                    663              342
                                     --------       ---------
Pro forma EBIT (Loss)                $  (93)           $ 435

1 Non-recurring items include asset and equity investment impairments, LNG exit costs, net gains on asset sales and restructuring costs (2003) and the impairment of equity investments in Argentina (2002).

Detailed operating statistics for each of El Paso's businesses are available at www.elpaso.com in the For
Investors section.

                      INTEREST EXPENSE

Interest expense on outstanding debt and preferred interests of consolidated subsidiaries (which includes payments on financings such as preferred securities, Clydesdale, and Trinity River) increased to $384 million in the first quarter of 2003 versus $347 million in the prior year. The increase is due to higher average debt balances in 2003 and higher interest rates on recent debt issuances compared with recent retirements.

Interest Expense and Return
on Preferred Interests of
Consolidated Subsidiaries        First Quarter Ended March 31
(In millions)                          2003            2002
                                     --------        --------
Interest expense                       $345            $307
Return on preferred interests
 of consolidated subsidiaries            39              40
                                     --------        --------
Total expense                          $384            $347

                           OUTLOOK

El Paso continues to make significant progress on its operational and financial plan. So far this year, accomplishments include:
* $2.3 billion, or 67 percent, of the $3.4 billion asset sales program have been announced or completed
*    Significant improvement in liquidity
*    Simplification of the balance sheet
*    Settlement in principle for the Western energy crisis
*    Extension of $3-billion bank facility
*    $1.9 billion of financings
*    Sale of European natural gas trading book

The company is making additional progress on other fronts. El Paso's Clean Slate Initiative is moving forward with a goal of achieving a total of $400 million of cost savings and business efficiencies by the end of 2004. This compares with the original 2003 goal of $150 million.

Based on current initiatives, El Paso expects to reduce debt and other obligations by approximately $7.5 billion by mid 2005. This would reduce its obligations senior to common stock from $25 billion at March 31, 2003, to approximately $17.5 billion. The path to this goal is well defined--asset sales, which now include the Aruba refinery, telecommunications assets, and additional domestic power assets; the recovery of working capital from the trading and petroleum businesses; natural gas production hedges; and the use of excess cash to pay down debt.

In order to complete the restructuring of the company, El Paso has formed a Board-level Long Range Planning Committee that is focused on optimizing and streamlining the company's core natural gas businesses, achieving additional debt reduction so that the company can restore an investment grade rating, maximizing the company's earnings power, and generating free cash flow.

El Paso now expects to achieve pro forma earnings per share for 2003 that are consistent with the current First Call consensus estimate of $.87 per share. This is primarily based on a better performance of the trading business in the last nine months of the year and the continuance of current natural gas prices. On March 31, 2003, the company said that it expected to break even on a GAAP basis. Since then, the company has decided to sell the Aruba refinery, telecommunications assets, and additional domestic power assets. At this time, the company cannot estimate the impairment for these assets, however the Aruba refinery and the telecommunications assets have a combined book value of approximately $1.7 billion.

                      LIQUIDITY UPDATE
As of April 30, 2003, El Paso had $3.0 billion of available cash and lines of credit as detailed below.

Sources
(in billions)
Available cash                       $1.9
2-year bank facility                  3.0
Multi-year bank facility              1.0
                                    ------
  Subtotal sources                   $5.9
Uses
2-year bank facility                ($1.5)
2-year facility letters of
credit                               (0.5)
Multi-year bank facility             (0.5)
Multi-year facility letters of
  credit                             (0.4)
                                    -------
  Subtotal uses                      (2.9)
                                    -------
Net available cash and lines
of credit                            $3.0

As of March 31, 2003, El Paso had $1.8 billion of total cash, $1.5 billion of which was readily available.

CONFERENCE CALL REMINDER; SLIDES TO BE AVAILABLE ON WEB SITE El Paso Corporation has scheduled a live webcast today at 11:30 a.m. Eastern Daylight Time, 10:30 a.m. Central Daylight Time, to discuss its financial results, which may be accessed online through our Web site at www.elpaso.com in the For Investors section. A limited number of telephone lines will also be available to participants by dialing 973-339-3086 ten minutes prior to the start of the webcast.

During the webcast, management will refer to slides that will be posted on our Web site. The slides will be available 30 minutes before the call and can be accessed in the For Investors section.

The webcast replay will be available online through our Web site in the For Investors section. A telephone audio replay will be also available through May 20, 2003 by dialing 973-
341-3080 (access code 3913607).

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.


Additional Important Information
In this release and the attached income statement we include certain financial information that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles
(GAAP). A presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP, and a reconciliation of the differences between each non-GAAP financial measure used in this presentation with the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided on our Web site, www.elpaso.com. This information may be accessed in the For Investors section by clicking on "First Quarter 2003 Operating Statistics" or by clicking the "First Quarter 2003 Earnings Review" presentation in the Presentations section of the For Investors section.

On May 12, 2003, El Paso Corporation began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read
El Paso's proxy statement as it contains important information.

Shareholders may obtain an additional copy of El Paso's definitive proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of El Paso's proxy materials may be requested by contacting El Paso's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in El Paso's definitive proxy statement.

Contacts
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554

                          EL PASO CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME
                (In Millions, Except per Share Amounts)
                             (UNAUDITED)

                                      First  Quarter Ended
                                           March 31,
                                     ----------------------
                                       2003        2002
                                     ----------------------
Operating revenues                    $4,018      $3,765

Operating expenses
    Cost of products and services      2,508       1,623
    Operation and maintenance            612         662
    Restructuring costs                   75           -
    (Gain) loss on long-lived assets     318         (15)
    Ceiling test charges                   -          33
    Depreciation, depletion and
      amortization                       361         365
    Taxes, other than income taxes        83          85
                                      --------    --------
                                       3,957       2,753
                                      --------    --------
Operating income                          61       1,012

Equity earnings and other
   income (expense)                     (185)       (299)
                                      --------    --------
Earnings (losses) before interest
 expense, income taxes and
 other charges                          (124)        713

Interest and debt expense                345         307

Return on preferred interests of
 consolidated subsidiaries                39          40
                                      --------     --------
Income (loss) before income taxes       (508)        366

Income taxes                            (133)        118
                                      --------     --------
Income (loss) from continuing
 operations before cumulative
 effect of accounting changes           (375)        248

Discontinued operations, net
 of income taxes                           3         (19)

Cumulative effect of accounting
 changes, net of income taxes            (22)        154
                                      --------     --------
Net income (loss)                      $(394)       $383
                                      ========     ========

Diluted earnings (losses) per
 common share                         $(0.66)      $0.72
                                    ==========   ==========
Diluted average common
 shares outstanding (000's)          595,059     538,015
                                     =========   ===========

                                EL PASO CORPORATION

                 CONSOLIDATED ANALYSIS OF NON-RECURRING ITEMS
                    (In Millions, Except per Share Amounts)
                                (UNAUDITED)

                                   First Quarter Ended March 31,
                                   -----------------------------
                                        2003            2002
                                   -----------------------------
Reported net income (loss)              $(394)          $383

Non-recurring items affecting EBIT
Restructuring costs                        75              -
Impairment of long-lived assets           368              -
Impairment of equity investments          207            286
Impairments of cost basis investments      86             56
Net gain on sale of long-lived assets     (49)             -
Net loss on sale of equity investments     11              -
Ceiling test charges                        -             33
                                      ---------     ---------
Total non-recurring items affecting
  EBIT                                    698            375
                                      ---------     ---------
Income tax- tax effect of above
  non-recurring items                    (183)          (121)
Discontinued coal operations,
  net of income taxes                      (3)            19
Cumulative effect of accounting
 changes, net of income taxes:
Adoption of SFAS No. 143- retirement
 obligations                               22              -
Adoption of SFAS No. 141- elimination
 of negative goodwill                       -           (154)
                                      ---------     ---------
Pro forma net income                     $140          $ 502
                                      =========     =========
Diluted earnings (losses) per
  common share:
 Pro forma diluted earnings per
  common share                          $0.24          $0.93
 Restructuring costs                    (0.09)             -
 Impairment of long-lived assets        (0.46)             -
 Impairment of equity investments       (0.26)         (0.35)
 Impairments of cost basis investments  (0.11)         (0.07)
 Net gain on sale of long-lived assets   0.06              -
 Net loss on sale of equity investments (0.01)             -
 Ceiling test charges                       -          (0.04)
 Discontinued coal operations            0.01          (0.03)
Cumulative effect of accounting
 changes:
 Adoption of SFAS No. 143- retirement
  obligations                           (0.04)             -
Adoption of SFAS No. 141- elimination
  of negative goodwill                      -           0.28
                                      ---------     ---------
Reported diluted earnings (losses) per
  common share                         $(0.66)         $0.72
                                      =========     =========
Adjusted pro forma diluted average
  common shares outstanding (000's)    595,059       546,472
                                      =========     =========
Reported diluted average common
  shares outstanding (000's)           595,059       538,015
                                      =========     =========

                                EL PASO CORPORATION
                        SCHEDULE OF NON-RECURRING ITEMS
                                 (UNAUDITED)


                                      First Quarter Ended March 31
                                   ---------------------------------------
                                       2003                 2002
                                   _______________________________________
                                   Pre-tax  After-tax  Pre-tax   After-tax
(In Millions                      -------  ---------  -------   ---------
Restructuring costs
 Employee severance, retention
  and transition costs               $31        $23       $  -      $  -
 LNG charter cancellation and
  restructuring costs                 44         32          -         -
---------------------------------------------------------------------------
      Total restructuring costs       75         55          -         -
---------------------------------------------------------------------------
Asset impairments and net
  (gain)/loss on sales
 Long-lived assets impairment        368        271          -         -
 Equity investments impairment       207        153        286       193
 Cost basis investments impairment    86         64         56        38
 Long-lived assets net gain on
  sales                              (49)       (36)         -         -
 Equity investments net loss
  on sales                            11          8          -         -
---------------------------------------------------------------------------
      Total loss on assets           623        460        342       231
---------------------------------------------------------------------------
Ceiling test charges                   -          -         33        23
---------------------------------------------------------------------------
      Total charges impacting EBIT   698        515        375       254
---------------------------------------------------------------------------
Discontinued operations, net
  of income taxes                      -         (3)         -        19
---------------------------------------------------------------------------
Cumulative effect of accounting
  changes, net of income taxes         -         22          -      (154)
---------------------------------------------------------------------------
Total non-recurring items           $698       $534       $375      $119
---------------------------------------------------------------------------

                                      First Quarter 2003
                            ------------------------------------------
                            Pro forma         Non-Rec         Reported
Total EBIT by segment          EBIT           Charges           EBIT
                            ------------------------------------------
   Pipelines                   $429            $  -            $ 429
   Production                   256              12              244
   Merchant Energy              (93)            663             (756)
   Field Services                28               1               27
   Corporate and Other          (46)             22              (68)
----------------------------------------------------------------------
      Total                    $574            $698            $(124)
----------------------------------------------------------------------


                                      First Quarter 2002
                            ------------------------------------------
                            Pro forma         Non-Rec         Reported
Total EBIT by segment          EBIT           Charges           EBIT
                            -------------------------------------------
   Pipelines                   $399            $  -            $ 399
   Production                   209              33              176
   Merchant Energy              435             342               93
   Field Services                51               -               51
   Corporate and Other           (6)              -               (6)
----------------------------------------------------------------------
      Total                  $1,088            $375            $ 713
----------------------------------------------------------------------